UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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NATIONAL REALTY AND MORTGAGE, INC.
 (Name of the Registrant as Specified in its Charter)

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INFORMATION STATEMENT

NATIONAL REALTY AND MORTGAGE, INC.
Daqing Hi-Tech Industry Development Zone
Daqing, Heilongjiang, Post Code 163316
People’s Republic of China

GENERAL

This Information Statement is being distributed on or about July 27, 2007 to the holders of record of the Common Stock, par value $.0000001 (the "Common Stock"), of National Realty and Mortgage, Inc., a Nevada corporation (the "Company"), at the close of business on July 26, 2007 (the “Record Date") under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  The Information Statement informs shareholders of actions taken and approved on June 28, 2007 by written consent of the holders of a majority of the outstanding shares of the Company’s common stock and the Company’s Series A Convertible Preferred Stock, voting together as a single class, and the holder of more than 75% of the outstanding shares of the Company’s Series B Convertible Preferred Stock (collectively, the “Majority Shareholders”), to amend and restate the Articles of Incorporation of the Company (the “Amendment”):

•	change the name of the Company to Sunway Global Inc. (the “Name Change”);

•	authorize the Board of Directors to effect a one-for-86.3035 reverse stock split of the outstanding shares of Common Stock (the "Reverse Split"); and

•
cancel the authorization in the Company’s Articles of Incorporation of all shares of Class A Common Stock, par value $.0000001 per share (“Class A Common Stock”), and to eliminate all references to Class A Common Stock contained in the Articles of Incorporation.

The Amendment will not become effective until its filing with the Office of the Secretary of State of Nevada which will not occur until at least 20 days after the date of the mailing of this Information Statement to the Company’s shareholders.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Introduction

On June 6, 2007, the Company entered into and consummated  a Share Exchange Agreement (the “Exchange Agreement”) with World Through Limited, a British Virgin Islands corporation (“WTL”), and Rise Elite International Limited, a British Virgin Islands corporation (“Rise Elite”), which was the sole stockholder of WTL, pursuant to which the Company issued to Rise Elite 210,886 shares of the Company’s newly-designated Series A Convertible Preferred Stock (the “Series A Stock”) in exchange for all of the outstanding shares of WTL. WTL is now a wholly-owned subsidiary of the Company.

WTL, through its subsidiary, Sunway World Through Technology (Daqing) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “PRC”), is engaged in the business of designing, manufacturing and selling logistic transport systems and medicine dispensing systems and equipment. For additional information on the Company’s business see the Company’s Current Report on Form 8-K/A filed with the SEC on June 27, 2007.

Each share of Series A Stock will automatically convert into 60 shares of Common Stock upon completion of the Reverse Split. Each share of Series A Stock has the right to 60 votes and may vote together with our common stock on all matters upon which shareholders are entitled to vote (except to the extent a class vote is required under Nevada law).

On June 28, 2007, the Board of Directors approved the Amendment by written consent, subject to shareholder approval.  On June 28, 2007, three shareholders, who collectively constitute the Majority Shareholders, signed a written consent approving the Amendment. Under SEC Regulation 14C, corporate action taken by consents or authorizations may not become effective until at least 20 days after this Information Statement is sent or given to shareholders.

THE NAME CHANGE

The Amendment provides that the corporate name of the Company will be changed from “National Realty and Mortgage, Inc.” to “Sunway Global Inc.” The new corporate name more closely identifies the Company with the business conducted by its indirectly wholly owned subsidiary, Sunway World Through Technology (Daqing) Co., Ltd.

THE REVERSE SPLIT

At the time of the Reverse Split, holders of outstanding shares of Common Stock will receive one share of post-Reverse Split Common Stock for each 86.3035 shares of pre-Reverse Split Common Stock held as of the close of business on the Record Date.  No fractional shares of Common Stock will be issued in connection with the Reverse Split. All fractional share amounts resulting from the Reverse Split will be rounded up to the next whole new share.   In connection with the Reverse Split, the Company’s Board of Directors, in its sole discretion, may provide special treatment to shareholders to preserve round lot holders (i.e., holders owning at least 100 shares) after the Reverse Split. The terms and conditions of special treatment afforded to the Company’s shareholders to preserve round lot shareholders, if any, including the record dates for determining which shareholders may be eligible for such special treatment, will be established in the discretion of the Board of Directors.

Reasons for the Reverse Split

The Reverse Split is being effected so that there will be a sufficient number of authorized, but unissued shares of Common Stock of the Company to issue upon the automatic conversion of all outstanding shares of Series A Stock and for the voluntary conversion of all of the outstanding shares of the Company’s Series B Convertible Preferred Stock (“Series B Stock”) into Common Stock.

Shareholders should note that the effect of the Reverse Split upon the market price for the Common Stock cannot be reliably predicted. We cannot assure you that the market price for shares of Common Stock will be proportionately greater after the Reverse Split than immediately prior to the Reverse Split, or that the market price will increase, or that any increase will be maintained for any period of time, after the Reverse Split. We also cannot assure you that the Reverse Split will not adversely impact the market price of the Common Stock.

Bid and ask quotations for the Common Stock appear on the NASD’s over-the-counter Bulletin Board under the symbol NRMG.OB.  As of July 26, 2007, there is a limited trading market for the Common Stock.

The bid and asked prices for the Common Stock as reported by Yahoo Finance on July 23, 2007 were both $.01. These over-the-counter market bid and ask quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The last sales price for the Common Stock as reported by Yahoo Finance was $.01 on July 20, 2007. As of July 23, 2007, there were approximately 635 holders of record of the Common Stock, 13 holders of record of the Series A Stock and two holders of Series B Stock.

Effects of the Reverse Split

Voting Rights.  Holders of Common Stock will continue to have one vote for each share of Common Stock owned after the Reverse Split. Consequently, the voting and other rights of the holders of the Common Stock will not be affected by the Reverse Split, except for the treatment of fractional shares and the actions which the Board of Directors may undertake to preserve round lot holders, described below. Simultaneously with the Reverse Split, each outstanding share of Series A Stock will automatically convert into 60 shares of Common Stock, and each outstanding share of Series B Stock will be convertible at the option of the holder into 30 shares of Common Stock. Each share of Common Stock issued upon conversion of Series A or Series B stock will have voting rights identical to those of all other shares of Common Stock.

Prior to the Reverse Split, each share of Series A Stock carries 60 votes and is entitled to vote on matters affecting the Company generally, and each share of Series B Stock carries 30 votes and is entitled to vote only (i) on certain matters affecting the rights of Series B Stock holders directly, including the issuance by the Company of a new class of stock with rights senior to those of the Series B Stock and the adverse alteration of the rights and designations of the Series B Stock, as to which matters a 75% vote of the Series B Stock holders voting as a class is required, and (ii) otherwise, only as required by Nevada law.

Number of Shareholders; Par Value and Authorized Shares. The number of shareholders of record will not be affected by the Reverse Split. The par value and authorized number of shares of Common Stock under the Company’s Articles of Incorporation will remain the same following the effective time of the Reverse Split.

Number of Shares Outstanding.  The number of shares of Common Stock issued and outstanding will be reduced following the effective time of the Reverse Split.  As a result of the Reverse Split, each 86.3035 shares of Common Stock owned before the effective time of the Reverse Split will be converted automatically into one share of Common Stock, without any action on the part of the shareholders, subject to adjustment for fractional shares.

  All fractional share amounts resulting from the Reverse Split will be rounded up to the next whole new share.  In connection with the Reverse Split our Board of Directors, in its discretion, may provide special treatment to certain shareholders to preserve round lot holders (i.e., holders owning at least 100 shares) after the Reverse Split. The terms and conditions of special treatment afforded to our shareholders to preserve round lot shareholders, if any, including the record dates for determining which shareholders may be eligible for such special treatment, will be established in the discretion of our Board of Directors.

Public Status; Reporting Requirements. There is currently no intention for the Company to go private, and the Reverse Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 promulgated by the Securities and Exchange Commission under the Exchange Act. Moreover, the Reverse Split will not increase the risk of the Company becoming a private company in the future. The Company will continue to be subject to the periodic reporting requirements of the Exchange Act following the Reverse Split.

Issuance of Additional Shares. The number of authorized shares of Common Stock will continue to be 100 million after the Reverse Split.  However, the number of authorized but unissued shares of Common Stock effectively will be increased significantly by the Reverse Split because the 19,207,455 shares outstanding prior to the Reverse Split, which represent approximately 19.2% of the 100 million authorized shares, will be reduced to approximately 222,577 shares, or approximately 0.22% of the 100 million authorized shares. The issuance of additional authorized shares, including an aggregate of approximately 13,711,800 shares of Common Stock that will be issued upon the automatic conversion of the Series A Stock simultaneously with the Reverse Split, may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.  The effective increase in the number of authorized, but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Articles of Incorporation or Bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board of Directors.  At this time, other than upon (i) the automatic conversion of the Series A Stock upon the Reverse Split, (ii) the conversion of the Series B Stock at the option of the holders thereof, (iii) the conversion of up to 166,667 shares of Series A Preferred that may be issued to Rise Elite under the Exchange Agreement if the Company meets certain performance targets in 2007, and (iv) the exercise of outstanding warrants, the Board of Directors does not have plans to issue any shares of Common Stock resulting from the effective increase in the number of our authorized, but unissued shares generated by the Reverse Split.

Federal Income Tax Consequences

The Company will not recognize any gain or loss as a result of the Reverse Split.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the Federal income tax consequences of the Reverse Split.  The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such shareholder resides.  Shareholders are urged to consult their own tax advisers to determine the particular consequences of the Reverse Split to them.

ELIMINATION OF CLASS A COMMON STOCK

On June 6, 2007 Christopher Astrom (“Astrom”), the owner of all of the outstanding shares of the Company’s Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), surrendered all of such shares to the Company in connection with the consummation of a securities purchase agreement among the Company, Astrom, certain investors and certain other persons. All of such surrendered shares were cancelled and as of the date of this Information Statement there are no shares of Class A Common Stock outstanding. In order to simplify the capital structure of the Company, the Amendment eliminates the authorization of shares of Class A Common Stock and other references to such stock in the Articles of Incorporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 23, 2007, certain information with respect to the beneficial ownership of our common stock, our only shares of voting securities, by (i) any person or group with more than 5% of our common stock, (ii) each of our directors, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group. The table reflects the ownership of our common stock by the foregoing parties before and after the Reverse Split.

	Amount and Nature of Beneficial Ownership (Pre-Reverse Split)				Percent of Class (Pre-Reverse Split)			Amount and Nature of Benefical Ownership (After Reverse Split)			Percent of Class (After Reverse Split)
	Preferred Stock				Preferred Stock			Preferred Stock			Preferred Stock
Shareholder	Series A		Series B	Common Stock(1)	Series A	Series B	Common Stock	Series A	Series B	Common Stock(2)	Series A	Series B	Common Stock

Owner of More than 5% of Class
Rise Elite International Limited	210,886		-	-	92.28%	-	-	-	-	12,653,184	-	-	90.80%
Vision Opportunity Master Fund, Ltd.	7,990		160,494	12,734,689	3.50%	97.01%	66.30%	-	160,494	23,570,058	-	97.01%	63.91%

Directors and Executive Officers

Liu Bo	148,443	(3)	-	-	64.95%	-	-	-	-	8,906,576	-	-	63.92%
Liang Deli	16,154	(3)(4)	-	-	7.07%	-	-	-	-	969,234	-	-	6.96%
David Xueguo Wang	-		-	-	-	-	-	-	-	-	-	-	-
Richard Astrom	-	(4)	-	-	-	-	-	-	-	-	-	-	-

All Directors and Executive Officers	164,597		-	-	72.02%	-	-	-	-	9,875,810	-	-	70.87%

(1) The Series A Stock and Series B Stock and the warrants are assumed to be non-convertible or exercisable within 60 days of the date of issuance of such preferred stock and warrants.

(2) Includes (i) the shares of Series A Stock which will automatically convert into Common Stock based on a one-for-60 conversion ratio after the 86.3035-for-one reverse split, (ii) shares of Common Stock issuable upon conversion of Series B Stock based on a one-for-30 conversion ratio after giving effect to the 86.3035-for-one reverse split, and (iii) shares of Common Stock issuable upon exercise of the Series A, B, J, C and D Warrants.

(3) Shares of Series A Stock issued to Rise Elite as a result of the consummation of the Exchange Agreement are beneficially attributed to Mr. Liu Bo and Mr. Liang Deli, who are shareholders of Rise Elite, based on such shareholder's percentage ownership interest in Rise Elite immediately prior to the Exchange Agreement.

(4) Mr. Liang Deli was appointed and Mr.Richard Astrom resigned as a director of the Company in connection with the consummation of the Exchange Agreement effective on the tenth day following the mailing of an information statement on Schedule 14F-1 relating to the change in control of our board of directors, which we filed with the SEC on June 4, 2007.

As of July 23, 2007, we had outstanding (i) 19,207,455 shares of common stock, (ii) 228,530 shares of Series A Stock, which were issued to pursuant to the Exchange Agreement and to Kuhns Brothers, Inc. (“Kuhns Brothers”) and its designees under an engagement agreement between Daqing Sunway Technology Co., Ltd., a company organized under the laws of the PRC and the operating company through which WTL conducts it business operations (“Sunway”), and Kuhns Brothers, (iii) 165,432 shares of Series B Stock, (iv) Series A Warrants to purchase an aggregate of 4,962,963 shares of common stock at $1.76 per share, (v) Series B Warrants to purchase an aggregate of 2,481,481 shares of Common Stock at $2.30 per share, (vi) a Series J Warrant to purchase an aggregate of 4,496,644 shares of Common Stock at $1.49 per share, (vii) Series C Warrants to purchase an aggregate of 4,962,963 shares of Common Stock at $1.94 per share, (viii) Series D Warrants to purchase an aggregate of 2,248,322 shares of Common Stock at $2.53 per share and (ix) Series E Warrants to purchase an aggregate of 496,296 shares of Common Stock at $1.62 per share, which were issued to Kuhns Brothers and its designees under a placement agent engagement agreement.

Each of the Series A, B, C and D warrants will expire on June 5, 2012. The Series J Warrant will expire on June 5, 2008. The Series C and D Warrants are only exercisable once the Series J Warrant is exercised.

In determining beneficial ownership of our common stock after the Reverse Split, the number of shares shown in the table above includes shares which the beneficial owner may acquire upon exercise of warrants or options which may be acquired within 60 days. In determining the percent of Common Stock owned by a person on July 23, 2007, (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial owner may acquire within 60 days upon conversion of the Series A or Series B Stock or exercise of the warrants and option, and (b) the denominator is the sum of (i) the total shares of that class outstanding on July 10, 2007, and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the Series A or Series B Stock or exercise of the warrants and option. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

Distribution and Costs

The Company will pay the cost of preparing, printing and distributing this Information Statement.  Only one Information Statement will be delivered to multiple shareholders sharing an address, unless contrary instructions are received from one or more of such shareholders.  Upon receipt of a written request at the address noted above, the Company will deliver an additional copy of this Information Statement and future shareholder communication documents to any shareholder sharing an address to which a single copy is now delivered.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the Board of Directors, nor the approval by the Majority Shareholders, of the Amendment provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder's shares under Chapter 78 of the Revised Nevada Statutes, the Articles of Incorporation of the Company or the By-laws of the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommended approval of the Amendment to the Majority Shareholders.

By order of the Board of Directors
July 26, 2007

/s/ Bo Liu
President and Chief Executive Officer